Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
GenMark Diagnostics, Inc. (“GenMark,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.
DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our capital stock is based upon our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated By-laws, as amended (the “By-laws”). The summary is not complete, and is qualified by reference to our Certificate of Incorporation and our By-laws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 100,000,000 (One Hundred Million) shares of common stock, $0.0001 par value, and 5,000,000 (Five Million) shares of preferred stock, $0.0001 par value. Our Board of Directors is authorized to establish one or more series of preferred stock and to set the powers, preferences and rights, as well as the qualifications, limitations or restrictions, of such series. These rights of the series of preferred stock may include, without limitation, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and liquidation preferences.
Listing
Our common stock is listed and principally traded on The Nasdaq Stock Market LLC (Nasdaq Global Market segment) under the symbol “GNMK.”
Voting Rights
The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Except as otherwise provided by law, our Certificate of Incorporation or our By-laws, matters will generally be decided by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Our stockholders do not have the right to vote cumulatively.
Board of Directors
Our By-laws provide that the authorized number of directors shall be fixed from time to time by a resolution duly adopted by the Board of Directors. Our Certificate of Incorporation and By-laws provide that our Board of Directors be classified into three classes, each class to serve for a term of three years and to be as nearly equal in number as possible.
Our By-laws provide that directors may be removed only with cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.
Our By-laws provide that a vacancy on the Board of Directors resulting from an increase in the number of authorized directors or death, resignation, retirement, disqualification, removal or other causes shall be filled by a majority of the directors then in office.
Dividend Rights
Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Rights upon Liquidation
Subject to any preferential rights of outstanding shares of preferred stock, upon any liquidation or dissolution of GenMark, holders of our common stock are entitled to share pro rata in all remaining assets legally available for distribution to stockholders.

Other Rights and Preferences
Our common stock has no sinking fund, redemption provisions, or preemptive, conversion, or exchange rights. There are no restrictions on transfer of our common stock, except as required by law.
Certain Anti-Takeover Effects
Certain provisions of our Certificate of Incorporation and By-laws may be deemed to have an anti-takeover effect.
Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute. Neither our Certificate of Incorporation nor our By-laws contains a provision electing to “opt-out” of Section 203.
Advance Notice and Proxy Access Provisions. Our By-laws require timely advance notice for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. The chair of the annual meeting has the ability to determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of our By-laws, and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.
These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.
Board Classification. Our Certificate of Incorporation and By-laws provide that our Board of Directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class serve for a three-year term. Our classified Board of Directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.
Special Meetings. Special meetings of stockholders may be called at any time by the Chair of the Board, the Board of Directors, or the Chief Executive Officer.
Stockholder Action by Written Consent without a Meeting. Our Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of all of the issued and outstanding capital stock authorized by law or by this Certificate of Incorporation to vote on such action.
Supermajority Approvals. Our Certificate of Incorporation and By-laws provide that certain amendments to our Certificate of Incorporation or By-laws by stockholders will require the approval of two-thirds of the combined vote of our then-outstanding shares of common stock.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Choice of Forum.
Our By-laws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our By-laws; or any action asserting a claim against us that is governed by the internal affairs doctrine.
Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.